NEWS RELEASE

For information contact:
Kevin B. Habicht
Chief Financial Officer
(407) 265-7348

For Immediate Release
November 1, 2004

THIRD QUARTER OPERATING RESULTS ANNOUNCED BY
COMMERCIAL NET LEASE REALTY, INC.

Orlando, Florida, November 1, 2004 — Commercial Net Lease Realty, Inc. (NYSE:NNN), an equity real estate investment trust, reported net earnings available to common shareholders for the quarter ended September 30, 2004 was $15,585,000 or 30 cents per share compared to $14,382,000 or 32 cents per share for the same period last year. Revenues for the third quarter increased to $33,491,000 compared to $27,780,000 for last year’s third quarter. Net earnings available to common shareholders for the nine months ended September 30, 2004 was $41,746,000 or 81 cents per share from $34,877,000 or 83 cents per share for the same period last year. Excluding the $3,252,000 charge in connection with the management transition costs, net earnings available to common shareholders for the nine months ended September 30, 2004 would have been 87 cents per share. Revenues for the nine months increased to $96,998,000 compared to $73,868,000 for the same period last year.

Funds from operations (“FFO”) available to common shareholders for the third quarter ended September 30, 2004 were $19,520,000 or 38 cents per share compared to $17,002,000 or 37 cents per share for the same period last year. For the nine months ended September 30, 2004, FFO available to common shareholders was $52,723,000 or $1.02 per share compared to $43,317,000 or $1.03 for the same period last year. Excluding the $3,252,000 charge in connection with the management transition costs, FFO per share for the nine months ended September 30, 2004 would have been $1.08 per share.

During the third quarter of 2004, the Company and its affiliated subsidiaries invested $45,991,000 in additional properties and construction in progress. The Company also announced that it disposed of 11 properties during the third quarter of 2004 generating net proceeds of $43,224,000 resulting in a net gain of $4,910,000, net of minority interest.

Craig Macnab, Chief Executive Officer and President, commented, “We were very pleased with these improved operating results.  Our balance sheet and tenant profile remain very strong and we continue to see solid gains from property dispositions in our taxable subsidiary.”

Commercial Net Lease Realty invests in high quality, single-tenant retail and office properties subject generally to long-term, net leases with established tenants, such as Barnes & Noble, Best Buy, CVS, OfficeMax and the United States of America. The Company currently owns 352 investment properties in 38 states with a gross leasable area of approximately 8.2 million square feet. These properties are leased to 144 corporations in 52 industry classifications.

Commercial Net Lease Realty Services, Inc. (“Services”) is included in the consolidated financial statements due to the implementation of Financial Accounting Standards Board Interpretation No. 46R, “Consolidation of Variable Interest Entities.” The prior period comparable condensed consolidated financial statements have been restated to show Services consolidated in all periods. The adoption of this interpretation did not have a significant impact on the financial position or results of operations of the Company.

Management will hold a conference call on November 1, 2004 at 10:30 am EST to review the Company’s results. The call can be accessed on the Company’s web site live at http://www.cnlreit.com. For those unable to listen to the live broadcast, a replay will be available on the Company’s web site. In addition, the Company will post a summary of any earnings guidance given on the call to the Company’s website.

Statements in this press release, which are not strictly historical, are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Funds from Operations, commonly referred to as FFO, is a relative non-GAAP financial measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT and is used by the Company as follows: net earnings (computed in accordance with GAAP) plus depreciation and amortization of assets unique to the real estate industry, excluding gains (or including losses) on the disposition of real estate held for investment, and the Company’s share of these items from the Company’s unconsolidated partnerships.

FFO is generally considered by industry analysts to be the most appropriate measure of performance of real estate companies. FFO does not necessarily represent cash provided by operating activities in accordance with GAAP and should not be considered an alternative to net income as an indication of the Company’s performance or to cash flow as a measure of liquidity or ability to make distributions. Management considers FFO an appropriate measure of performance of an equity REIT because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time, and because industry analysts have accepted it as a performance measure. The Company’s computation of FFO may differ from the methodology for calculating FFO used by other equity REITs, and therefore, may not be comparable to such other REITs.

The Company has determined that there are earnings from discontinued operations in each of its segments, real estate held for investment and real estate held for sale. All property dispositions from the Company’s held for investment segment are classified as discontinued operations. In addition, certain properties in the Company’s held for sale segment that have generated revenues before disposition are to be classified as discontinued operations. These held for sale properties have not historically been classified as discontinued operations, prior period comparable condensed consolidated financial statements have been restated to include these properties in its earnings from discontinued operations. These adjustments resulted in a decrease in the Company’s reported total revenues and total and per share income from continuing operations and an increase in the Company’s income from discontinued operations.  However, the Company’s total and per share FFO and net income available to common shareholders are not affected.

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Income Statement Summary	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$28,234	$25,483	$83,380	$68,089
Real estate expense reimbursement from tenants	899	1,562	3,927	2,519
Gain on disposition of real estate held for sale	2,413	-	4,162	2,066
Interest and other income from real estate transactions	1,893	735	5,441	1,194

	33,439	27,780	96,910	73,868

Operating expenses:
General and administrative	5,848	5,552	17,151	15,382
Real estate	2,854	2,473	9,098	3,995
Depreciation and amortization	4,403	3,440	12,807	9,337
Dissenting shareholders’ settlement	-	-	-	2,413
Transition costs	52	-	3,252	-

	13,157	11,465	42,308	31,127

Other expenses (revenues):
Interest and other income	(1,238)	(573)	(3,057)	(2,665)
Interest expense	8,594	6,763	23,802	19,992

	7,356	6,190	20,745	17,327

Provision for income tax benefit	642	922	1,824	2,275
Minority interest	(1,342)	27	(1,009)	27
Equity in earnings of unconsolidated affiliates	1,155	1,580	3,694	3,462

Earnings from continuing operations	13,381	12,654	38,366	31,178

Earnings from discontinued operations:
Real estate, held for investment	862	1,489	2,546	3,361
Real estate, held for sale	2,762	1,241	5,096	3,343

	3,624	2,730	7,642	6,704

Net earnings	17,005	15,384	46,008	37,882
Series A preferred dividends	(1,002)	(1,002)	(3,006)	(3,005)
Series B convertible preferred dividends	(418)	(84)	(1,256)	(84)

Net earnings available to common shareholders — basic	15,585	14,298	41,746	34,793
Series B convertible preferred stock dividends	-	84	-	84

Net earnings available to common stockholders — diluted	$15,585	$14,382	$41,746	$34,877

Weighted average common shares outstanding:
Basic	51,672,012	44,368,735	51,288,732	41,755,975

Diluted	51,969,340	45,403,830	51,590,336	42,259,338

Net earnings per share available to common shareholders:
Basic:
Continuing operations	$0.23	$0.26	$0.66	$0.68
Discontinued operations	0.07	0.06	0.15	0.16

Net earnings	$0.30	$0.32	$0.81	$0.84

Diluted:
Continuing operations	$0.23	$0.26	$0.66	$0.67
Discontinued operations	0.07	0.06	0.15	0.16

Net earnings	$0.30	$0.32	$0.81	$0.83

Commercial Net Lease Realty, Inc. (in thousands)
Earnings from Discontinued Operations - Real Estate Held for Investment:

In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) the Company has classified its 15 and 14 investment assets sold during 2004 and 2003, respectively, as discontinued operations. All real estate held for investment sold subsequent to December 31, 2001, the effective date of SFAS No. 144, have been classified to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for investment.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$573	$1,006	$1,378	$3,345
Other income	48	29	194	147

	621	1,035	1,572	3,492

Expenses:
General and administrative	(9)	3	(6)	15
Real estate	6	6	29	33
Depreciation and amortization	15	107	141	370

	12	116	164	418

Gain on disposition of real estate	253	570	1,138	287

Earnings from discontinued operations from real estate
held for investment	$862	$1,489	$2,546	$3,361

Earnings from Discontinued Operations - Real Estate Held for Sale:

The Company has classified its eight and 15 held for sale assets sold during 2004 and 2003, respectively, as discontinued operations. In addition, the Company has classified its 12 properties that are currently held for sale and generating rental revenues as discontinued operations. The Company has reclassified all held for sale properties that have generated rental revenue before disposition which were sold subsequent to December 31, 2001, the effective date of SFAS No. 144, to discontinued operations. The following is a summary of earnings from discontinued operations from real estate held for sale.

	Quarter Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Rental and earned income	$682	$779	$1,921	$2,248
Gain on disposition of real estate held for sale	7,394	1,070	10,768	3,408
Other income	-	-	81	15

	8,076	1,849	12,770	5,671

Expenses:
General and administrative	17	-	23	1
Real estate	84	14	242	25
Interest	149	51	645	256
Depreciation and amortization	1	(216)	1	-

	251	(151)	911	282

Provision for income taxes	(1,690)	(759)	(3,118)	(2,046)
Minority interest	(3,373)	-	(3,645)	-

Earnings from discontinued operations from real estate
held for sale	$2,762	$1,241	$5,096	$3,343

Commercial Net Lease Realty, Inc. (in thousands, except per share data)
Reconciliation of net earnings to FFO and FFO available to
common shareholders:
Net earnings	$17,005	$15,384	$46,008	$37,882
Real estate depreciation and amortization:
Continuing operations	4,020	2,912	11,508	7,851
Discontinued operations	15	107	141	370
Partnership real estate depreciation	153	171	466	506
Gain on disposition of real estate held for
investment from discontinued operations	(253)	(570)	(1,138)	(287)

FFO	20,940	18,004	56,985	46,322
Series A preferred dividends	(1,002)	(1,002)	(3,006)	(3,005)
Series B convertible preferred dividends	(418)	(84)	(1,256)	(84)

FFO available to common stockholders — basic	19,520	16,918	52,723	43,233
Series B convertible preferred stock dividends	-	84	-	84

FFO available to common stockholders — diluted	$19,520	$17,002	$52,723	$43,317

Funds from operations per share:
Basic	$0.38	$0.38	$1.03	$1.04

Diluted	$0.38	$0.37	$1.02	$1.03

Commercial Net Lease Realty, Inc. (in thousands)
Balance Sheet Summary	September 30,	December 31,
	2004	2003
Assets:
Cash and cash equivalents	$16,921	$5,335
Receivables, net of allowance	6,730	4,740
Mortgages, notes and accrued interest receivable, net of allowance	62,287	68,423
Line of credit and accrued interest receivable from related party	26,983	16,530
Investments in and other receivables from unconsolidated
affiliates	31,997	39,606
Real estate held for investment:
Accounted for using the operating method, net of
accumulated depreciation and amortization	966,775	887,124
Accounted for using the direct financing method	105,597	102,970
Real estate held for sale, net of accumulated depreciation	63,521	45,822
Accrued rental income, net of allowance	28,478	25,322
Other assets	18,543	17,906

Total assets	$1,327,832	$1,213,778

Liabilities and stockholders’ equity:
Current liabilities	$15,127	$15,328
Line of credit payable	28,000	27,800
Mortgages payable	160,745	149,861
Notes payable	343,186	289,758
Obligation under capital lease	26,041	-
Minority interest	1,937	277
Stockholders’ equity	752,796	730,754

Total liabilities and equity	$1,327,832	$1,213,778

Common shares outstanding	51,884	50,002

Gross Leaseable Area	8,250	7,907

Commercial Net Lease Realty, Inc. Properties Held for Investment (Based on current annual base rent of $114,372,000 as of September 30, 2004)

Top 20 Tenants
	Tenant	% of Total		Tenant	% of Total
1.	United States of America	16.0%	11.	Target	1.6%
2.	CVS	6.7%	12.	Bed Bath & Beyond	1.5%
3.	Best Buy	5.2%	13.	Food 4 Less	1.4%
4.	OfficeMax	4.4%	14.	The Good Guys	1.4%
5.	Barnes & Noble	4.2%	15.	Havertys Furniture	1.3%
6.	Eckerd	4.0%	16.	Dick's Sporting Goods	1.2%
7.	The Sports Authority	3.2%	17.	Reliable	1.2%
8.	Academy	3.1%	18.	Rite Aid	1.1%
9.	Borders Books	2.7%	19.	Winn-Dixie	1.1%
10.	Jared Jewelers	1.6%	20.	Lowe's	1.1%

Top 10 States
	State	% of Total		State	% of Total
1.	Virginia	20.7%	6.	Missouri	3.1%
2.	Florida	14.8%	7.	New Jersey	3.0%
3.	Texas	13.1%	8.	Maryland	2.8%
4.	California	8.0%	9.	Ohio	2.8%
5.	Georgia	5.9%	10.	Tennessee	2.7%

Lease Expirations

	# of Properties	% of Total		# of Properties	% of Total
2004	1	0.1%	2010	16	4.2%
2005	6	0.5%	2011	14	3.0%
2006	6	1.4%	2012	18	4.8%
2007	16	2.0%	2013	27	7.0%
2008	23	3.6%	2014	34	24.7%
2009	22	4.0%	Thereafter	154	44.7%